EXHIBIT 10.28
PLATO LEARNING, INC.
1993 Employee Stock Purchase Plan
(As Amended by the Second Amendment)
     1. Purpose. The purpose of the 1993 Employee Stock Purchase Plan (the “Plan”) is to provide employees of PLATO Learning Inc. (the “Company”) and its Subsidiary Companies (as hereinafter defined in Section 14) with added incentive to continue in the employment of such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of Common Stock of the Company, par value $.01 per share (the “Stock”), at prices less than the then current market price thereof. The Plan is an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company and its Subsidiary Companies are sometimes hereinafter called collectively the “Participating Companies.”
     2. Eligibility. Participation in the Plan shall be open to all active employees of the Participating Companies whose customary employment is for more than 20 hours per week. No right to purchase Stock shall accrue under the Plan in favor of any person who is not an eligible employee, and no eligible employee shall acquire such right to purchase (i) if, immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation (as defined in section 425(f) of the Code), taking into account in determining stock ownership any stock attributable to such employee under section 425(d) of the Code; or (ii) which would permit such employee’s rights to purchase stock under all employee stock purchase plans from time to time in effect of the Company and its Subsidiary Companies to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year, all determined in the manner provided by section 423(b)(8) of the Code.

     3. Effective Date of Plan; Purchase Periods. The Plan shall become effective on such date as may be specified by the Board of Directors (the “Board”) of the Company, provided that in no event shall the Plan become effective unless within 12 months of the date of its adoption by the Board it has been approved at a duly called meeting of the stockholders of the Company.
     Purchases of Stock shall occur on the last day of each Purchase Period, which shall be the last Monday of December, March, June and September (“Purchase Dates”). The first Purchase Period shall commence on the date designated by the Board or a committee of directors not eligible to participate in the Plan (the “Committee”) designated by the Board to administer the Plan and shall end on the first Purchase Date thereafter. Each subsequent Purchase Period shall end on the following Purchase Date. So long as the Plan remains in effect, a new Purchase Period shall commence on the day immediately following the end of the preceding Purchase Period.
     4. Basis of Participation. Employees who are eligible at the adoption of the Plan shall be entitled to enroll in the Plan immediately. An employee who becomes eligible after the adoption of the Plan shall be entitled to enroll in the Plan as of the first day of the month commensurate with or following the month in which such employee shall first become eligible to participate in the Plan. If an employee shall not enroll in the Plan as of the day he first becomes eligible to enroll in the Plan, he shall be entitled to enroll in the Plan as of the first day of any subsequent month within such Purchase Period. To enroll in the Plan, an eligible employee shall execute and deliver a payroll deduction authorization card (the “Authorization”) that shall become effective either upon adoption of the Plan or upon the first day of the month commensurate or following the date on which such Authorization is delivered. Each

Authorization shall direct that payroll deductions be made by the Participating Company who is the employer of the eligible employee enrolling in the Plan for each payroll period ending during the period while such employee is a participant in the Plan. The amount of each payroll deduction specified in an Authorization for each such payroll period shall be an amount specified by the employee greater than or equal to $5. The total amount deducted in any one calendar year shall not exceed $21,250 (or such other amount that does not result in Purchases of Stock in excess of the limit set forth in section 423(b)(8) of the Code).
     Payroll deductions shall be made for each employee in accordance with his Authorization until his participation in the Plan terminates, his Authorization is revised, or the Plan terminates, all as hereinafter provided.
     An employee may increase or decrease the amount of his payroll deductions each month by filing an executed and revised Authorization with his employer. The increase or decrease shall take effect as of the first day of the first full payroll period immediately following the delivery of a revised Authorization. An employee may suspend payroll deductions at any time. Such suspension shall not terminate the employee’s participation in the Plan and shall not affect his rights under the Plan. The suspension shall take effect as of the first day of the first full payroll period immediately following the delivery of a revised Authorization. Payroll deductions shall resume as of the first day of the first full payroll period immediately following the delivery of a revised Authorization. No other changes shall be permitted except that an employee may elect to terminate his participation in the Plan as hereinafter provided.
     Each participating employee’s payroll deductions shall be credited to his purchase account under the Plan. Employees are not permitted to make lump sum contributions to purchase accounts established on their behalf. On each Purchase Date, the amount in each purchase account will be applied to the purchase of the number of whole shares of Stock determined by dividing (i) such amount by (ii) the Purchase Price (as hereinafter defined) for such purchase period. Any remaining amounts insufficient to purchase whole shares of stock will remain in the employee’s purchase account and be applied toward the next purchase.
     5. Purchase Price. The purchase price (the “Purchase Price”) per share of Stock hereunder for any Purchase Period shall be 85% of the fair market value of a share of Stock on (a) the beginning of the Purchase Period (or the date Authorization, if later there within), or (b) the Purchase Date, whichever is lower; provided that if such percentage results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent. The fair market value of a share of Stock on the Purchase Date shall be deemed to be the closing price of the Stock on the NASDAQ National Market System on such day, or if there shall be no such sale of the Stock on such day, then on the next following business day on which there shall have been such a sale. In no event, however, shall the Purchase Price be less than the par value of the Stock.
     6. Issuance of Shares. The shares purchased on behalf of each eligible employee participating in the Plan will be considered to be issued and outstanding to his credit as of the close of business on the Purchase Date. As soon as practicable after each Purchase Date, individual statements showing the number of shares of Stock purchased on that Purchase Date on behalf of each participant will be delivered to each participant. Upon request, a participant may receive a stock certificate for whole shares of Stock that are purchased on the Purchase Date. As of the Purchase Date, those certificated shares of Stock will be issued to a nominee for the benefit of the eligible employee. The certificated shares of Stock owned by each such employee shall be held in an individual trust account established with an institutional trustee on behalf of each participant. An employee may request that a stock certificate be issued to him evidencing the number of shares of Stock purchased on his behalf under the Plan for which he has not previously received a stock certificate, except that no certificate shall be issued for less than nine shares. Notwithstanding the foregoing, an employee will be issued a certificate for his full shares when the Plan is terminated. Certificates will not be issued for fractional shares. At such time as the Plan is terminated, a cash payment will be made for the purchase by the Company of any fractional share owned by an employee based upon the closing price of the Stock on the NASDAQ National Market System on the date such termination takes effect, or if there shall be no such sale of the Stock on such date, then on the next following business day on which there shall have been such a sale.
     No interest shall at any time accrue with respect to any amount credited to an employee’s purchase account. After the close of each Purchase Period, a report will be made to each employee participating in the Plan stating the entries made to his purchase account, the number of shares purchased and the applicable Purchase Price.
     7. [RESERVED]
     8. Termination of Participation. An employee may at any time elect to terminate his participation in the Plan, except that no such termination shall be effective as to any Purchase Period unless such election is received by his employer in writing prior to the beginning of such Purchase Period. An employee’s participation in the Plan shall terminate upon the earliest of (i) his cessation of eligibility under the Plan, (ii) his termination of employment with the Participating Companies, and (iii) his death. The cash credited on the date of such termination to such an employee’s purchase account shall be returned to him or his legal representative promptly. Any shares of Stock held for the benefit of such employee shall remain in the individual trust account until he or his legal representative (i) instructs the trustee to sell the shares on his behalf, or (ii) requests that certificates be issued in the manner described in Section 6 of this Plan; provided however, that such shares shall not be issued or sold within six months of their purchase unless the Plan is terminated prior to that time.
     9. Termination or Amendment of the Plan. The Company, by action of the Board, or the Committee may terminate the Plan at any time. Notice of termination shall be given to eligible employees, but any failure to give such notice shall not impair the effectiveness of the termination.
     Without any action being required, the Plan will terminate in any event if the maximum number of shares of Stock to be sold under the Plan (as hereinafter provided in Section 13) has been purchased. If at any time the number of shares remaining available for purchase under the Plan are not sufficient to satisfy all then outstanding purchase rights, the Board or the committee may determine an equitable basis of apportioning available shares among all eligible employees on whose behalf purchases would otherwise be made under the Plan.
     The Board or the Committee may amend the Plan from time to time in any respect in order to meet changes in legal requirements or for any other reason; provided, however, that no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment is to be effected, (b) increase the maximum number of shares of Stock which may be purchased under the Plan unless such an increase is approved by the Company’s shareholders, (c) decrease the Purchase Price of the Stock for any purchase period below 85% of the fair market value of the Stock on the Purchase Date or

(d) adversely affect of the Plan’s status as an employee stock purchase plan under section 423 of the Code.
     Upon termination of the Plan, a stock certificate shall be issued to each eligible employee participating in the Plan evidencing those whole shares of Stock held in his trust account, and the amount credited to each eligible employee in his purchase account shall be distributed in cash, along with a cash payment in lieu of fractional shares held in the eligible employee’s trust account.
     10. Non-Transferability. Rights acquired under the Plan are not transferable and may be exercised only by an employee.
     11. Stockholders’ Rights. No eligible employee shall by reason of the Plan have any rights of a stockholder of the Company until and to the extent he shall be acquire shares of Stock as herein provided.
     12. Administration of the Plan. The Plan shall be administered so as to ensure that all eligible employees participating in the Plan have the same rights and privileges as are provided by section 423(b)(5) of the Code.
     Members of the Committee may be appointed from time to time by the Board and shall be subject to removal by the Board. The decision of a majority in number of the members of the Committee in office at the time shall be deemed to be the decision of the Committee.
     The Board or the Committee, from time to time, may approve the forms of any documents or writings provided for in the Plan, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan and may construe the plan. The Board or the Committee may delegate the responsibility for maintaining all or a portion of the records pertaining to employees’ accounts to persons not affiliated with the Participating Companies. All expenses of administering the Plan shall be paid by the Participating Companies, as determined by the Committee.

     13. Maximum Number of Shares. The maximum number of shares of Stock which may be purchased under the Plan is 150,000, subject, however, to adjustment as hereinafter set forth. Stock sold hereunder will be authorized and unissued shares. If, during the term of the Plan, the Company shall effect a stock split or reverse stock split or other capital readjustment, the payment of a stock dividend, or other increase receiving compensation therefor in money, services or property, then: (1) in the event of an increase in the number of such shares outstanding, the number of Common Shares then subject to purchase hereunder shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced; and (2) in the event of a reduction in the number of such shares outstanding, the number of Common Shares then subject to purchase hereunder shall be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.
     14. Miscellaneous. Except as otherwise expressly provided herein, any Authorization, election, notice or document under the Plan from an eligible employee shall be delivered to his employer and, subject to any limitations specified in the Plan, shall be effective when so delivered.
     The term “business day” shall mean any day that the NASDAQ National Market System is open for business.
     The term “Subsidiary Companies” shall mean all corporations which are subsidiary corporations (within the meaning of section 425(f) of the Code) of which the Company is the common parent.
     The masculine pronoun shall include the feminine.

     The Plan, and the Company’s obligation to sell and deliver shares of Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.